Exhibit 99.1

QUARTER ENDED MARCH 31, 2013

First Quarter Overview

The Cameron is a joint venture owned community located in Silver Spring, Maryland.

SUMMARY

Excellent same-store quarterly results continue

Same-store performance outpaced average of traded multifamily REITs

Additional cash deployed into development portfolio

On track to commit current cash by year-end

Portfolio expanded with two equity investments and one mezzanine loan

Opportunistic asset sale generated a gain for the REIT

Two developments slated for completion this year, and six more to be completed next year

Gain Generated by Opportunistic Asset Sale

During the first quarter, the REIT made another sale of a joint venture property as management continues to actively manage the portfolio and make selective dispositions driven by opportunity and location-specific market conditions. The Reserve at John’s Creek Walk in suburban Atlanta was sold for approximately $37.3 million, generating a GAAP† gain of $6.9 million.

Although this multifamily community was purchased early in the life of the REIT, before property values generally declined during the recession, we were still able to sell it for more than our acquisition cost.

We will continue to make selective sales of properties as attractive opportunities arise.

Cash Deployment Continued

We continued to make good progress in deploying cash into our development portfolio. The REIT added two development projects to its pipeline in the first quarter, and another just after the quarter ended. These three transactions increased the number of equity investments in our development portfolio to 14.

We are on track to have investments in place identified for our investable cash by the end of 2013, although it actually will be invested incrementally as progress is made on our development projects.

†Generally Accepted Accounting Principles

Excellent Same-Store Quarterly Results

As we summarize the REIT’s activities for the first quarter of 2013, we are pleased to report that the REIT continued its string of excellent same-store quarterly results. The REIT’s performance in the first quarter is consistent with the operational strengths it has demonstrated in previous quarters.

Many indicators confirm the REIT’s strong performance in the first quarter of 2013. Revenues, occupancies, rental rates, and net operating income (1) (NOI) were all up on a same-store basis, compared with the first quarter of 2012. Consolidated cash flow from operations and modified funds from operations (2) (MFFO) also increased.

Same-Store Performance Outpaced Average of Traded Multifamily REITs

The REIT continued to outperform the average of its traded REIT counterparts on the basis of year-over-year quarterly growth in same-store revenue and NOI.

Strong Operational Performance of REIT’s Stabilized Communities

As the following table outlines, the REIT’s stabilized communities achieved exceptionally strong operational performance in the first quarter of 2013:

Operational Performance Metrics — Stabilized Communities	Change (Year-Over-Year)	Q1 2013	Q1 2012
Rental Revenue*	8% Increase	$46.1	$42.7
Occupancy Rate*	1% Increase	95%	94%
NOI (1)	12% Increase	$28.1	$25.1
Consolidated Cash Flow From Operations	78% Increase	$20.5	$11.5
Consolidated Rental Revenue	14% Increase	$49.3	$43.1
MFFO (2)	44% Increase	$13.8	$9.6

Dollar amounts are in millions.

*                 These metrics are comparing results on a same-store basis, which eliminates variations due to lease-up, acquisitions, or dispositions over the measuring periods. In the first quarters of 2013 and 2012 there were 32 stabilized communities in the REIT’s portfolio for the entirety of both periods.

(1)         Reconciliations of net income attributable to common stockholders from continuing operations to same-store combined net operating income can be found on page 3 of this quarterly report.

(2)         A reconciliation of modified funds from operations (MFFO) to net income is on page two of this quarterly report.

Three New Investments Expanded Portfolio

During the first quarter of 2013, the REIT added two development projects and one mezzanine loan to its portfolio:

DEVELOPMENT Tyson’s Corner Tyson’s Corner, VA A joint venture owned development 461 UNITS	DEVELOPMENT Blue Sol (formerly, Pacific Gateway) Costa Mesa, CA A joint venture owned development 113 UNITS	MEZZANINE LOAN Altis at Kendall Square Miami-Dade County, FL A mezzanine loan

Two Developments Closer to Completion

•      Two of our developments (Allegro II in Addison, Texas, and The Franklin Delray in Delray Beach, Florida) should be completed and in lease-up by the end of this year.

•      Six more developments are expected to be completed next year.

Conclusion

For all of the reasons outlined above, we are pleased with the REIT’s operational performance and with the progress we have made toward achieving our strategic objectives of prudently deploying capital and enhancing value. Looking forward, we believe that economic conditions in the major U.S. metropolitan markets we target, such as growth in employment and salaries, will continue to support revenue growth and provide adequate demand for properly positioned multifamily communities.

Investments in multifamily communities have benefitted from changing demographic and finance trends that have affected the cost, availability, and affordability of single-family homes. As a result, the multifamily sector has experienced increased rental rates and occupancy. While rental rates may eventually approach affordability limits, and increases in new construction could impact rental rates in certain markets, we believe these trends will remain favorable in the foreseeable future.

PORTFOLIO SUMMARY

As of March 31, 2013

Loans

The loan for Altis at Kendall Square brought the REIT’s development loan portfolio, as of March 31, 2013, to four loans with $59.6 million in commitments; $50.9 million of these commitments have been advanced. The blended interest rate for the loan portfolio is approximately 14.5%.

Developments

The REIT’s development portfolio, as of March 31, 2013, consisted of equity investments in two wholly owned communities and eleven joint venture owned communities, totaling 3,242 planned units in ten metro areas. The REIT’s total share of estimated costs is approximately $887.4 million, of which $226.4 million had been incurred as of March 31, 2013.

52 Portfolio Assets Overall

Investments consisted of:

• 35 stabilized multifamily communities

• 13 development projects

• 4 loans

Reconciliation of MFFO to Net Income

	3 mos. ended	3 mos. ended
(in millions, except per-share amounts)	Mar 31, 2013	Mar 31, 2012
Net income attributable to common stockholders	$4.4	$4.4
Real estate depreciation and amortization, net of noncontrolling interests	13.7	18.2
Gain on sale of real estate, net of noncontrolling interests	(4.4)	(13.5)
FFO† attributable to common stockholders	13.7	9.1
Acquisition expenses, net of noncontrolling interests	—	0.5
Straight-line rents, net of noncontrolling interests	0.1	0.1
Amortization of premium on debt investment, net of noncontrolling interests	—	(0.1)
MFFO‡ attributable to common stockholders	$13.8	$9.6
GAAP weighted average common shares	168.1	164.5
Net loss per common share	$0.03	$0.03
FFO per common share	$0.08	$0.06
MFFO per common share	$0.08	$0.06

†Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate, or of investments in unconsolidated real estate partnerships, joint ventures, and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries, and noncontrolling interests. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

‡In addition to FFO, we use modified funds from operations (MFFO)—as defined by the Investment Program Association, which primarily excludes from FFO acquisition-related costs, straight-line rents, and adjustments to fair value for derivatives not qualifying for hedge accounting—to further evaluate our sustainable operating performance in future periods, particularly after our investment stage is completed.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements.

The following table presents a reconciliation of our income (loss) from continuing operations to NOI and same-store NOI for our multifamily communities for the three months ended March 31, 2013, and 2012 (in millions):

Combined Same-store NOI

	3 mos. ended	3 mos. ended
(in millions)	Mar. 31, 2013	Mar. 31, 2012
Loss from continuing operations	$(1.2)	$(16.9)
Adjustments to reconcile loss from continuing operations to NOI:
Asset management fees	1.8	1.5
General and administrative expenses	2.4	1.5
Acquisition expenses	—	0.5
Interest expense	6.8	8.4
Depreciation and amortization	22.2	31.8
Interest income	(2.0)	(2.0)
Equity in income (loss) of investments in unconsolidated real estate joint ventures	(0.1)	0.5
NOI	$29.9	$25.3
Less non-comparable:
Revenue	(3.2)	(0.4)
Operating Expenses	1.4	0.2
Same-store NOI	$28.1	$25.1

We define NOI as consolidated rental revenue, less consolidated property operating expenses, real estate taxes, and property management fees. We believe that NOI provides a supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not associated with property operations of the company, such as general and administrative expenses, asset management fees, and interest expense. NOI also excludes revenues not associated with property operations, such as interest income and other non-property-related revenues. NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies.

We define same-store NOI as NOI for our stabilized multifamily communities that are comparable between periods. We view same-store NOI as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods under review.

NOI and same-store NOI should not be considered a replacement for GAAP net income as they exclude certain income and expenses that are material to our operations. Additionally, NOI and same-store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties. Investors are cautioned that NOI and same-store NOI should only be used to assess the operating performance trends for the properties included within the definition.

15601 Dallas Parkway, Suite 600 Addison, TX 75001 866.655.3600 behringerharvard.com

FORWARD-LOOKING STATEMENTS

This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Multifamily REIT I, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Published 07/13
© 2013 Behringer Harvard	1853-1 MF1 Q1 Report 2013